UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) May 1, 2023
ADDVANTAGE TECHNOLOGIES GROUP, INC.
(Exact name of Registrant as specified in its Charter)
Oklahoma
(State or other Jurisdiction of Incorporation)

1-10799	73-1351610
(Commission file Number)	(IRS Employer Identification No.)

1430 Bradley Lane, Suite 196, Carrollton, Texas	75007
(Address of Principal Executive Offices)	(Zip Code)
(918) 251-9121
(Registrant's Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01	AEY	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (the “Company”) appointed Mr. Brian Davidson as Chief Revenue Officer (CRO), effective May 1, 2023. Mr. Davidson served as CRO at OneVizion, where he spearheaded strategy, marketing, and new account acquisition, including playing a significant role in securing numerous tier-one national accounts. Previously, he co-founded and served as principal of ABIS Solutions, a developer of unique and value-driven software-as-a-service solutions to the telecommunications and utility verticals. From 2014 to 2016, Mr. Davidson was Chief Marketing Officer of QualTek, a national provider of true 'end to end' network solutions to the telecom and utility industry. Before that, he served as Vice President of MasTec / DYNIS, a large, publicly traded ‘critical infrastructure’ services provider across multiple regions and countries.

In connection with such appointment, on May 1, 2023, the Company entered into an Executive Employment Agreement (the “Employment Agreement”) with Mr. Brian Davidson. The term of the Employment Agreement commenced as of May 1, 2023, and will remain in effect until terminated by any of the parties. Under the Employment Agreement, Mr. Davidson is entitled to severance equal to six (6) months of base salary, plus Mr. Davidson’s prorated bonus, in the event the Company terminates his employment without cause, he terminates his employment for good reason or either the Company or Mr. Davidson terminates employment in connection with a change in control. If termination is related to a change in control, then the severance is payable in a lump sum. In all other events, it is payable over a six (6) month period in equal installments at such times as the Company routinely pays its employees. Mr. Davidson participates in an annual executive bonus plan which provides for a bonus of 25% or more if annual performance targets, as established by the Board of Directors, are achieved, and a long-term incentive plan bonus which provides for a bonus of 50% or more paid in restricted shares if annual performance targets, as established by the Board of Directors, are achieved. The long-term incentive plan shares have a three-year vesting period. Mr. Davidson also participates in a new sales bonus plan which provides for a bonus of 25% or more of base salary as net-new sales targets, as established by the Board of Directors, are achieved.

Pursuant to the Employment Agreement, Mr. Davidson is entitled to an annual base salary of $270,000 and to monthly car and cell phone allowances. Mr. Davidson is also entitled to 65,000 restricted shares, granted at the beginning of May 2023 and vesting over two years. The restricted stock agreement includes accelerated vesting provisions in the event of death, disability or a change in control.

A copy of the Employment Agreement is filed herewith as Exhibit 10.1 and is incorporated by reference into this Item 5.02 as fully set forth herein. The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement.

Item 8.01 Other Events.

On May 1, 2023, the Company issued a press release announcing the appointment of Mr. Brian Davidson as Chief Revenue Officer, effective May 1, 2023. A copy of the press release is furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits
The following exhibits are furnished herewith:

Exhibit 10.1	Executive Employment Agreement with Mr. Brian Davidson
Exhibit 99.1	Press release dated May 1, 2023 issued by the Company

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDvantage Technologies Group, Inc.

Date: May 1, 2023

/s/ Michael A. Rutledge
Michael A. Rutledge
Chief Financial Officer